NETWORK SYSTEMS INTERNATIONAL, INC.

                   STOCK OPTION AGREEMENT


     1.   Grant of Option.  Network Systems International,
Inc., a Nevada corporation (the "Company"), hereby grants to

                    CHRISTOPHER N. BAKER
                    (the "Option Holder")

an option ("Option") to purchase from the Company a total of 500,000 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") at $1.00 per share, in the amounts, during the periods and upon the terms and conditions set forth in this Agreement. This Option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in that certain Executive Employment Agreement of even date herewith between the Company and Option Holder (the "Employment Agreement").

     2. Time of Exercise. Except only as specifically pro vided elsewhere in this Agreement, this Option is exercisable in the following cumulative installments:

     (A) Up to 25% of the total number of optioned shares at any time on or after April 15, 2000.

     (B) Up to an additional 25% of the total number of optioned shares at any time on or after April 15, 2001.

     (C) Up to an additional 25% of the total number of optioned shares at any time on or after April 15, 2002.

     (D) Up to an additional 25% of the total number of optioned shares at any time on or after April 15, 2003.

If an installment covers a fractional share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total optioned shares. Notwithstanding the preceding provisions of this Section 2, the number of option shares exercisable under this Option shall not exceed the number of shares exercisable on the earlier of the following:

          (a) 5 p.m. EST on the date one year following the date of the Option Holder's death or Disability
          (as defined herein and as described in Section 6).

          (b) 5 p.m. on the date six months following the date the Option Holder's employment with the Company terminates.

          (c) The date and time this Option terminates pursuant to Section 5.

     3. Vesting Upon Certain Events. Notwithstanding the provisions of Section 2, this Option shall become fully exercisable immediately upon the occurrence of a Change of Control or if Option Holder is terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined herein).

     4. Exercise of Option. The exercise of this Option shall entitle the Option Holder to purchase shares of Common Stock of the Company. If requested by the Option Holder and approved by the Company, the Option Holder may exercise this Option or any portion hereof by tendering shares of Common Stock, in lieu of cash payment for the option shares being purchased, with the number of shares tendered to be determined based on the closing price per share of the Common Stock on the date of exercise, as quoted on any national securities exchange or The Nasdaq Stock Market, or if no sale of the Common Stock shall have been reported on such date of exercise, on the next preceding day or the last day prior to the date of exercise when a sale was reported. The Company shall register the option shares subject to the Option on a Form S-8 or other applicable registration statement promptly after the date of this Agreement, and in any event by October 1, 1999.

     5. Term. Upon the first to occur of the following, this Option will terminate immediately and the Option Holder will forfeit any right to exercise any portion of this
Option:

          (a)  5 p.m. EST on April 15, 2009.

          (b) 5 p.m. on the date one month following the termination of the Option Holder's employment with the Company for Cause.

     6. Who May Exercise. During the lifetime of the Option Holder, this Option may be exercised only by the Option Holder. If the Option Holder dies or becomes Disabled prior to the termination date specified in Section 5 hereof without having exercised this Option as to all of the shares covered hereby, the Option may be exercised to the extent the Option Holder could have exercised the Option on or after the date of his death or Disability in accordance with Section 2 by (i) the Option Holder's estate or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Option Holder in the event of the Option Holder's death, or
(ii) the Option Holder or his personal representative in the event of the Option Holder's Disability, subject to the other terms of this Agreement and applicable laws, rules and regulations.

     7.   Restrictions on Exercise.  This Option:

          (a) may be exercised only with respect to full shares and no fractional share of stock shall be issued;

          (b) may not be exercised in whole or in part and no certificates representing shares subject to such Option shall be delivered, if any requisite approval or consent of any government authority of any kind having jurisdiction over the exercise of options shall not have been secured; and

          (c) must be exercised prior to the date specified in Section 5(a).

     8. Manner of Exercise. Subject to such administrative regulations as the Company may from time to time adopt, the Option Holder or, if applicable, Option Holder's representative or beneficiary shall, in order to exercise this Option:

          (a) give written notice to the Company of the exercise price and the number of shares which he will purchase and furnish an undertaking to make payment of such exercise price in United States dollars before issuance of such shares; or

     (b) give written notice to the Company of the exercise price and the number of shares for which he is re questing approval from the Company to tender other shares of Common Stock in exchange for Option shares.

     Any notice shall include an undertaking to furnish or execute such documents as the Company in its reasonable discretion shall deem necessary (i) to evidence such exercise, in whole or in part, of the Option evidenced by this Agreement, (ii) to determine whether registration is then required under the Securities Act of 1933, or any other law, as then in effect, and (iii) to comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect.

     In addition, if an exercise under paragraph (b) above is requested, the notice shall include an undertaking to tender to the Company (i) promptly after receipt of denial by the Company of the paragraph (b) request, full payment in United States dollars of the Option exercise price for the shares being purchased hereunder or (ii) promptly after receipt of approval by the Company of exercise of this Option or portion thereof by payment of Common Stock, full payment in Common Stock in exchange for the shares being purchased hereunder. In addition, the Option Holder shall tender payment of the amount that may be requested pursuant to Section 14 by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of this Option.

     9. Non-Assignability. This Option is not assignable or transferable by the Option Holder except by will or by the laws of descent and distribution.

     10. Rights of Shareholder. The Option Holder will have no rights as a shareholder with respect to any shares covered by this Option until the issuance of a certificate or certificates to the Option Holder for the shares. Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

     11. Capital Adjustments; Antidilution. In the event that, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, a "Reorganization"), the Common Stock is substituted, combined, or changed into any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to this Option and the per share price or value thereof shall be appropriately and equitably adjusted by the Company to give appropriate effect to such Reorganization. Any fractional shares or interests resulting from such adjustment shall be eliminated.

     In the event the Company is not the surviving entity of a Reorganization and, following such Reorganization, the Option Holder holds Options which have not been exercised, canceled, or terminated in connection herewith, the Company shall cause such Options to be assumed (or canceled and replacement Options issued) by the surviving entity in the Reorganization.

     12. Law Governing. This Agreement is intended to be performed in the State of North Carolina and shall be construed and enforced in accordance with and governed by the laws of such State.

     13. Date of Grant. The date of grant of this Option is April 15, 1999.

     14. Withholding. It shall be a condition to the obligation of the Company to issue or transfer shares of stock upon exercise of this Option that the Option Holder pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of this Option. If the amount requested is not paid, the Company may refuse to issue or transfer shares of stock upon exercise of this Option.

     15.  Dispute Resolution.

          (a) Arbitration . The exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration held in Greensboro, North Carolina. Any arbitration may be requested or initiated by the Company or Option Holder (each a "Party") by written notice to the other Party specifying the subject of the requested arbitration and appointing the notifying Party's arbitrator ("Arbitration Notice").

          (b) Arbitrators . Arbitration shall be before three arbitrators, one to be appointed by the Company, a second to be appointed by Option Holder, and a third to be appointed by the two arbitrators chosen by the Company and Option Holder. All such arbitrators shall be selected from a list of potential arbitrators provided by the American Arbitration Association. The third arbitrator shall act as chairman. If either Party fails to appoint an arbitrator by written notice to the other Party within ten days after the Arbitration Notice is given or the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association in Greensboro, North Carolina, upon application of a Party shall appoint an arbitrator to fill that position.

          (c) Award and Costs . The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration shall be borne by the Company and/or Option Holder as determined by the arbitrators. The arbitration determination or award shall be final and conclusive on the Parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Option Holder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 13 hereof.

                         NETWORK SYSTEMS INTERNATIONAL, INC.


                         By:  /s/ Robbie M. Efird
                              Robbie M. Efird,
                              Chief Executive Officer

                              /s/ Christopher N. Baker
                              CHRISTOPHER N. BAKER, Option Holder